April 29, 2015

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, New York 11788

Re: Northern Lights Variable Trust, File Nos. 333-131820 and 811-21853

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 129 to the Northern Lights Variable Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 138 under the Securities Act of 1933 (Amendment No. 139 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

682386.60